                                                              EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the use in Amendment No. 1 to Registration Statement No. 333-3984 of Teleport Communications Group Inc. of our report on the combined financial statements of Teleport Communications Group Inc. and its subsidiaries and TCG Partners dated February 16, 1996 (February 29, 1996 as to
Note 6, April 24, 1996 as to Note 1 and May 13, 1996 as to Note 12) and our report on the combined financial statements of Local Market Partnerships to be Acquired by Teleport Communications Group Inc. dated February 16, 1996 (May 13, 1996 as to Note 9) appearing in such Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings "Summary Combined Financial and Other Operating Data," "Selected Combined Financial Data" and "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

New York, New York

May 31, 1996